News Release I For Immediate Release

FactSet Reports Results for Fourth Quarter and Fiscal 2025
◦Q4 GAAP revenues of $596.9 million, up 6.2% from Q4 2024. For fiscal 2025, GAAP revenues were $2,321.7 million, up 5.4% year over year.
◦Organic ASV was $2,370.9 million at August 31, 2025, up 5.7% year over year.
◦Q4 GAAP operating margin of 29.7%, up approximately 700 bps year over year, and Q4 adjusted operating margin of 33.8%, down 200 bps year over year. For fiscal 2025, GAAP operating margin was 32.2%, up approximately 40 bps year over year, and adjusted operating margin was 36.3%, down 150 bps year over year
◦Q4 GAAP diluted EPS of $4.03, up 73.7% from the prior year, and Q4 adjusted diluted EPS of $4.05, up 8.3% year over year. For fiscal 2025, GAAP diluted EPS was $15.55, up 11.8%, and adjusted diluted EPS was $16.98, up 3.2% year over year.
◦FactSet is providing fiscal 2026 guidance with expected organic ASV growth of 4% - 6%, GAAP revenues in the range of $2,423 to $2,448 million.

NORWALK, Conn., September 18, 2025 - FactSet (“FactSet” or the “Company”) (NYSE:FDS) (NASDAQ:FDS), a global financial digital platform and enterprise solutions provider, today announced results for its fourth quarter and full year fiscal 2025 ended August 31, 2025.
Fourth Quarter Fiscal 2025 Highlights
•GAAP revenues increased 6.2%, or $34.7 million, to $596.9 million for the fourth quarter of fiscal 2025 compared with $562.2 million in the prior year period. Organic(1) revenues grew 4.5% year over year to $587.3 million during the fourth quarter of fiscal 2025. Growth in GAAP and organic revenues this quarter was driven by institutional buy-side clients and wealth clients.
•Annual Subscription Value ("ASV") was $2,405.6 million at August 31, 2025, compared with $2,255.4 million at August 31, 2024. Organic ASV was $2,370.9 million at August 31, 2025, up 5.7% or $127.3 million year over year(2).
•Organic ASV increased $81.8 million over the last three months. Please see the “ASV” section of this press release for details.
•GAAP operating margin increased to 29.7% compared with 22.7% for the prior year period, primarily due to growth in revenues and lapping of the prior year's charges related to a Massachusetts sales tax dispute, partially offset by higher employee compensation costs and amortization of intangible assets. Adjusted operating margin decreased to 33.8% compared with 35.8% in the prior year period, mainly due to lapping of the prior year's lower bonus accrual and higher technology expenses.
•GAAP diluted earnings per share ("EPS") increased 73.7% to $4.03 compared with $2.32 for the same period in fiscal 2024, mainly driven by growth in revenues, a gain on the divestiture of a business and lower operating expenses. Adjusted diluted EPS increased 8.3% to $4.05 compared with $3.74 in the prior year period, driven by growth in revenues and a lower tax rate, offset by margin compression.
•Net cash provided by operating activities was $212.1 million for the fourth quarter of fiscal 2025, an increase of 30.0% compared with the prior year period. Free cash flow increased to $178.1 million for the fourth quarter of fiscal 2025, compared with $137.2 million for the prior year period, an increase of 29.8%, primarily due to higher operating cash flows.
•GAAP effective tax rate for the fourth quarter of fiscal 2025 decreased to 18.7% compared with 23.6% for the fourth quarter of fiscal 2024. The decrease was primarily due to a lower U.S. tax impact of foreign earnings.

(1) References to "organic" figures in this press release exclude the current year impact of acquisitions and dispositions completed within the past 12 months and the current year impact from changes in foreign currency.
(2) Beginning in fiscal 2025, FactSet is reporting Organic ASV, rather than Organic ASV plus Professional Services, to focus on the recurring nature of its revenues. This underscores the shift of FactSet's offerings toward providing more managed services and less project-based services.

News Release I For Immediate Release

“FactSet’s strong fourth quarter performance reflects the power of our differentiated data, open platform, and client-centric culture,” said Sanoke Viswanathan, CEO of FactSet. “We are at a strategic inflection point, where AI and data-driven innovation are reshaping workflows across financial markets. FactSet has the talent, technology, and data capabilities to lead this transformation. We will continue to build on our foundation of deep and trusted client relationships and disciplined execution while investing to drive sustainable, long-term value for clients and stockholders.”

Key Financial Measures*

(Condensed and Unaudited)	Three Months Ended			Twelve Months Ended			Latest
	August 31,			August 31,	August 31,		FY2025
(Results in thousands, except per share data)	2025	2024	Change	2025	2024	Change	Guidance
Revenues	$596,901	$562,187	6.2%	$2,321,748	$2,203,056	5.4%	$2,305 - $2,325M
Organic revenues	$587,326	$562,187	4.5%	$2,300,184	$2,203,056	4.4%
Operating income	$177,321	$127,858	38.7%	$748,303	$701,299	6.7%
Adjusted operating income	$201,701	$201,402	0.1%	$843,432	$832,653	1.3%
Operating margin	29.7%	22.7%		32.2%	31.8%		32.0% - 33.0%
Adjusted operating margin	33.8%	35.8%		36.3%	37.8%		36.0% - 37.0%
Net income	$153,616	$89,496	71.6%	$597,040	$537,126	11.2%
Adjusted net income	$154,590	$144,089	7.3%	$651,617	$635,073	2.6%
Adjusted EBITDA	$244,555	$170,494	43.4%	$934,973	$847,538	10.3%
Diluted EPS	$4.03	$2.32	73.7%	$15.55	$13.91	11.8%	$14.80 - $15.40
Adjusted diluted EPS	$4.05	$3.74	8.3%	$16.98	$16.45	3.2%	$16.80 - $17.40
     * See reconciliation of U.S. GAAP to adjusted key financial measures in the back of this press release.
“FactSet finished fiscal 2025 from a position of strength, with continued growth and operating discipline,” said Helen Shan, FactSet's CFO. “Looking ahead to fiscal 2026, we remain focused on balancing investments with disciplined execution to drive durable, long-term stockholder value.”
Fiscal 2025 Highlights

•GAAP revenues increased 5.4% to $2.32 billion, up 4.4% on an organic basis, based primarily on growth in organic revenues driven by institutional buy-side and wealth clients. This result continues FactSet's track record of more than 45 consecutive years of increased revenues for the Company.
•GAAP operating margin increased to 32.2% compared with 31.8% for the prior year, primarily due to growth in revenues and lapping of the prior year's charges related to a Massachusetts sales tax dispute, partially offset by higher amortization of intangible assets. Adjusted operating margin decreased to 36.3% compared with 37.8% in the prior year driven by lapping of the prior year's lower bonus accrual and higher technology expenses.
•GAAP diluted earnings per share ("EPS") increased 11.8% to $15.55, mainly driven by growth in revenues and a gain on the divestiture of a business, partially offset by higher operating expense. Adjusted diluted EPS increased 3.2% to $16.98, primarily driven by growth in revenues and a lower tax rate, offset by margin compression. Fiscal 2025 marks the 29th consecutive year that FactSet has increased its adjusted diluted EPS.
•Net cash provided by operating activities was $726.3 million for fiscal 2025, driven by net income and timing of vendor payments and customer collections. Free cash flow increased to $617.5 million for fiscal 2025 compared with $614.7 million for fiscal 2024, an increase of 0.5%, primarily due to higher net cash provided by operating activities, partially offset by an increase in capital expenditures.
•GAAP effective tax rate for fiscal 2025 decreased to 17.2% compared with 17.6% for the 12 months ended August 31, 2024. The decrease was primarily due to a lower U.S. tax impact of foreign earnings.
•Client count increased by 9.5% or 779 during the fiscal year, while users grew by 9.7% or 20,943 from the prior year.

News Release I For Immediate Release

•In May 2025, FactSet increased its quarterly cash dividend by 6% to $1.10 per share. The $0.06 per share increase marks the 26th consecutive year the Company has increased dividends on a stock split-adjusted basis, highlighting FactSet's continued commitment to return value to its stockholders.
•The Company returned $460.4 million to stockholders in the form of share repurchases and dividends during fiscal 2025.
Annual Subscription Value (ASV)
ASV at any given point in time represents the forward-looking revenues for the next 12 months from all subscription services currently supplied to clients.
ASV was $2,405.6 million at August 31, 2025, compared with $2,255.4 million at August 31, 2024. Organic ASV was $2,370.9 million at August 31, 2025, up $127.3 million from the prior year, for a growth rate of 5.7%. Organic ASV increased $81.8 million over the last three months.
The buy-side and sell-side organic ASV annual growth rates as of August 31, 2025 were 5.5% and 4.3%, respectively. Buy-side clients, including institutional asset managers, wealth managers, asset owners, partners, hedge funds and corporate clients, accounted for 82% of organic ASV. The remaining organic ASV came from sell-side firms, including broker-dealers, banking and advisory firms, and private equity and venture capital firms. Supplementary tables covering organic buy-side and sell-side ASV growth rates may be found on the last page of this press release.
Segment Revenues and ASV
ASV from the Americas was $1,570.1 million compared with ASV in the prior year period of $1,455.4 million. Organic ASV from the Americas increased 6.0% to $1,541.9 million. Americas revenues for the quarter increased to $388.7 million compared with $362.5 million in the fourth quarter of last year. The Americas quarterly organic revenues growth rate was 5.3% over the prior year period.
ASV from EMEA was $591.6 million compared with ASV in the prior year period of $569.7 million. Organic ASV from EMEA increased 4.2% to $586.3 million. EMEA revenues were $147.4 million compared with $143.1 million in the fourth quarter of fiscal 2024. The EMEA quarterly organic revenues growth rate was 1.7% over the prior year period.
ASV from Asia Pacific was $243.9 million compared with ASV in the prior year period of $230.3 million. Organic ASV from Asia Pacific increased 7.2% to $242.7 million. Asia Pacific revenues were $60.8 million compared with $56.6 million in the fourth quarter of fiscal 2024. The Asia Pacific quarterly organic revenues growth rate was 5.9% over the prior year period.
Operational Highlights – Fourth Quarter Fiscal 2025
•Client count as of August 31, 2025 was 8,996, a net increase of 185 clients in the past three months, driven by corporate and wealth management clients. The count includes clients with ASV of $10,000 and more.
•User count was 237,324 as of August 31, 2025, a net increase of 16,828 users in the past three months, driven by an increase in wealth management users. The user count does not reflect the fiscal 2025 acquisitions.
•Annual ASV retention was greater than 95% as of August 31, 2025. When expressed as a percentage of clients, annual retention was 91% as of August 31, 2025.
•Employee headcount was 12,800 as of August 31, 2025, up 3.2% over the last 12 months, with the increase primarily in the sales and technology groups. FactSet's centers of excellence account for approximately 68% of the Company's employees.
•A quarterly dividend of $41.4 million, or $1.10 per share, was paid on September 18, 2025, to holders of record of FactSet’s common stock at the close of business on August 29, 2025.
•FactSet completed the divestiture of its RMS Partners business, a sell-side research authoring platform, to BlueMatrix. This divestiture of a non-core product offering closed on August 29, 2025 and enhances the focus, efficiency and growth of our Dealmakers product offering. FactSet and BlueMatrix also entered into an enhanced commercial agreement whereby FactSet has become the preferred data provider for BlueMatrix.

News Release I For Immediate Release

•FactSet led an investment in BondCliQ and will integrate BondCliQ’s intra-day pricing data for corporate bonds into FactSet's Workstation, Portware Enterprise Trading Solution, and LiquidityBook OMS, to facilitate the efficient development of fixed income analytics for both front and back office professionals.
•After the quarter:
◦Sanoke Viswanathan assumed the role as CEO and member of the Board on September 8, 2025.
◦FactSet today announced that Malcolm Frank has been elected as Board Chair, effective September 17, 2025. Mr. Frank succeeds Robin Abrams, who has served as the Board Chair since June 23, 2020, and will remain on the Board.
◦FactSet announced the availability of MarketAxess’ AI-powered CP+ fixed income data within the FactSet Workstation and Real-Time Data Feeds.
◦FactSet announced that J.P. Morgan and Barclays analyst reports are now available as part of FactSet’s Aftermarket Research (AMR) offering.
Share Repurchase Program
FactSet repurchased 259,721 shares of its common stock for $106.6 million at an average price of $410.51 during the fourth quarter of fiscal 2025 under the Company’s prior share repurchase program. As of September 1, 2025, up to $400 million was available for share repurchases under the new share repurchase authorization announced last quarter and approved by the Board of Directors on June 17, 2025.

Annual Business Outlook
FactSet is providing its outlook for fiscal 2026. The following forward-looking statements reflect FactSet's expectations as of today's date. Given the risk factors, uncertainties, and assumptions discussed below, actual results may differ materially. FactSet does not intend to update its forward-looking statements prior to its next quarterly results announcement.

Fiscal 2026 Expectations
•Organic ASV is expected to grow in the range of $100 million to $150 million during fiscal 2026.
•GAAP revenues are expected to be in the range of $2,423 million to $2,448 million.
•GAAP operating margin is expected to be in the range of 29.5% to 31.0%.
•Adjusted operating margin is expected to be in the range of 34.0% to 35.5%.
•FactSet's annual effective tax rate is expected to be in the range of 18% to 19%.
•GAAP diluted EPS is expected to be in the range of $14.55 to $15.25.
•Adjusted diluted EPS is expected to be in the range of $16.90 to $17.60.
Adjusted operating margin and adjusted diluted EPS guidance do not include certain effects of any non-recurring benefits or charges that may arise in fiscal 2026. Please see the back of this press release for a reconciliation of GAAP to adjusted metrics.
Conference Call
Fourth Quarter 2025 Conference Call Details

Date:            Thursday, September 18, 2025
Time:            9:00 a.m. Eastern Time
Participant Registration:    FactSet Q4 2025 Earnings Call Registration

Please register for the conference call using the above link in advance of the call start time. Upon registration, you will receive dial-in information and a unique access pin. The earnings presentation will be available on FactSet’s Investor Relations website at 8:30 a.m. Eastern Time on September 18, 2025, 30 minutes before the earnings call begins.

A replay will be available on the Investor Relations website after 1:00 p.m. Eastern Time on September 18, 2025, and will remain accessible through September 18, 2026. A transcript of the earnings call will be available via FactSet CallStreet.

News Release I For Immediate Release

Forward-looking Statements
This press release contains forward-looking statements based on management's current expectations, estimates, forecasts and projections about future events and circumstances, industries in which FactSet operates and the beliefs and assumptions of management. All statements that address expectations, guidance, outlook or projections about the future, including statements about the Company's strategy, product development, revenues, future financial results, anticipated growth, market position, subscriptions, expected expenditures or investments, trends in FactSet’s business and financial results, are forward-looking statements. Forward-looking statements may be identified by words like "may," "might," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "intends," "projects," "indicates," "predicts," "potential," or "continue," and similar expressions. Forward-looking statements are not guarantees of future performance, outcomes, events, or actions and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in FactSet's filings with the Securities and Exchange Commission, particularly its latest annual report on Form 10-K, including Item 1A, Risk Factors, and quarterly reports on Form 10-Q, as well as others, could cause results to differ materially from those expressed or implied by the forward-looking statements. Accordingly, the Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. FactSet assumes no duty to and does not undertake to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made, except as required by applicable law. Future results could differ materially from historical performance.
About Non-GAAP Financial Measures
The Company reports its financial results in accordance with U.S. GAAP. The Company also refers to and presents certain additional non-GAAP financial measures. These measures include: organic revenues, adjusted operating margin, adjusted operating income, adjusted net income, EBITDA, adjusted EBITDA, adjusted diluted EPS, and free cash flow. The Company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP at the back of this release.

FactSet uses these non-GAAP financial measures both in presenting its results to stockholders and the investment community and in its internal evaluation and management of the business. The Company believes that these non-GAAP financial measures provide useful supplemental information to investors because they permit investors to view the Company’s performance using the same tools that management uses to gauge progress in achieving its goals. Investors may benefit from referring to these non-GAAP financial measures in assessing the Company’s performance and when planning, forecasting and analyzing future periods, and such measures may also facilitate comparisons to historical performance. The Company believes that organic revenues, adjusted operating margin, adjusted operating income, adjusted net income, EBITDA, adjusted EBITDA, and adjusted diluted EPS help to fully reflect the underlying economic performance of FactSet. The Company believes that free cash flow is useful to investors because it is an indication of cash flow that may be available to fund investments in future growth initiatives. The presentation of this non-GAAP financial information should not be considered in isolation from, or as a substitute for, the financial information prepared and presented in accordance with GAAP. We are not able to provide reconciliations of certain forward-looking non-GAAP financial measures to comparable GAAP measures because certain items required for such reconciliations are outside of our control and/or cannot be reasonably predicted without unreasonable effort.

About FactSet
FactSet (NYSE:FDS | NASDAQ:FDS) supercharges financial intelligence, offering enterprise data and information solutions that power our clients to maximize their potential. Our cutting-edge digital platform seamlessly integrates proprietary financial data, client datasets, third-party sources, and flexible technology to deliver tailored solutions across the buy-side, sell-side, wealth management, private equity, and corporate sectors. With over 47 years of expertise, a presence in 20 countries, and extensive multi-asset class coverage, we leverage advanced data connectivity alongside AI and next-generation tools to streamline workflows, drive productivity, and enable smarter, faster decision-making. Serving approximately 9,000 global clients and over 237,000 individual users, FactSet is a member of the S&P 500 dedicated to innovation and long-term client success. Learn more at www.factset.com and follow us on X and LinkedIn.

Investor Relations:
Kevin Toomey
+1.212.209.5259
Kevin.Toomey@factset.com

Media Relations:
Kelsey Goldsmith
+1.207.712.9726
Kelsey.Goldsmith@factset.com

News Release I For Immediate Release

Consolidated Statements of Income (Unaudited)
	Three Months Ended		Twelve Months Ended
	August 31,		August 31,
(In thousands, except per share data)	2025	2024	2025	2024
Revenues	$596,901	$562,187	$2,321,748	$2,203,056
Operating expenses
Cost of services	288,670	258,196	1,097,782	1,011,945
Selling, general and administrative	130,910	176,133	475,663	489,812
Total operating expenses	419,580	434,329	1,573,445	1,501,757

Operating income	177,321	127,858	748,303	701,299

Other income (expense), net
Interest income	2,050	4,020	6,533	14,447
Interest expense	(12,886)	(15,547)	(56,324)	(65,778)
Other income (expense), net	22,466	799	22,446	1,535
Total other income (expense), net	11,630	(10,728)	(27,345)	(49,796)

Income before income taxes	188,951	117,130	720,958	651,503

Provision for income taxes	35,335	27,634	123,918	114,377
Net income	$153,616	$89,496	$597,040	$537,126

Basic earnings per common share	$4.07	$2.35	$15.74	$14.11
Diluted earnings per common share	$4.03	$2.32	$15.55	$13.91

Basic weighted average common shares	37,757	38,007	37,924	38,059
Diluted weighted average common shares	38,158	38,517	38,385	38,618

Certain prior year figures have been conformed to the current year's presentation.

News Release I For Immediate Release

Consolidated Balance Sheets (Unaudited)

(In thousands)	August 31, 2025	August 31, 2024
ASSETS
Cash and cash equivalents	$337,651	$422,979
Investments	17,445	69,619
Accounts receivable, net of reserves of $13,789 at August 31, 2025 and $14,581 at August 31, 2024	270,684	228,054
Prepaid taxes	33,600	55,103
Prepaid expenses and other current assets	70,379	60,093
Total current assets	729,759	835,848

Property, equipment and leasehold improvements, net	85,203	82,513
Goodwill	1,284,708	1,011,129
Intangible assets, net	1,916,102	1,844,141
Deferred taxes	61,226	61,337
Lease right-of-use assets, net	121,776	130,494
Other assets	105,498	89,578
TOTAL ASSETS	$4,304,272	$4,055,040

LIABILITIES
Accounts payable and accrued expenses	$135,262	$178,250
Current debt	—	124,842
Current lease liabilities	33,145	31,073
Accrued compensation	130,596	93,279
Deferred revenues	167,852	159,761
Current taxes payable	13,041	40,391
Dividends payable	41,410	39,470
Total current liabilities	521,306	667,066

Long-term debt	1,368,260	1,241,131
Deferred taxes	14,902	8,452
Deferred revenues, non-current	624	1,344
Taxes payable	45,095	40,452
Long-term lease liabilities	157,104	177,521
Other liabilities	10,568	6,614
TOTAL LIABILITIES	$2,117,859	$2,142,580

STOCKHOLDERS’ EQUITY
TOTAL STOCKHOLDERS’ EQUITY	$2,186,413	$1,912,460

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,304,272	$4,055,040

News Release I For Immediate Release

Consolidated Statements of Cash Flows (Unaudited)
	Twelve Months Ended
	August 31,
(In thousands)	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$597,040	$537,126
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	157,691	125,187
Amortization of lease right-of-use assets	30,982	30,407
Stock-based compensation expense	61,229	63,501
Deferred income taxes	(3,545)	(32,020)
Gain on divestiture of a business	(23,238)	—
Other, net	11,867	14,511
Changes in assets and liabilities, net of effects of acquisitions
Accounts receivable	(42,540)	2,195
Prepaid expenses and other assets	65	(29,874)
Accounts payable and accrued expenses	(59,400)	55,347
Accrued compensation	35,666	(20,213)
Deferred revenues	2,249	4,939
Taxes payable, net of prepaid taxes	(1,161)	(11,448)
Lease liabilities, net	(40,645)	(39,320)
Net cash provided by operating activities	726,260	700,338

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, equipment, leasehold improvements and capitalized internal-use software	(108,806)	(85,681)
Acquisition of businesses, net of cash and cash equivalents acquired	(348,255)	—
Purchases of investments	(18,867)	(58,636)
Proceeds from divestiture and maturity or sale of investments	83,155	—
Net cash provided by (used in) investing activities	(392,773)	(144,317)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from debt	803,410	—
Repayments of debt	(805,000)	(250,000)
Dividend payments	(159,973)	(150,667)
Proceeds from employee stock plans	81,688	91,711
Repurchases of common stock	(300,457)	(235,235)
Other financing activities	(27,489)	(16,659)
Net cash provided by (used in) financing activities	(407,821)	(560,850)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	3,050	2,364
Net increase (decrease) in cash, cash equivalents and restricted cash	(71,284)	(2,465)
Cash and cash equivalents at beginning of period	422,979	425,444
Cash, cash equivalents and restricted cash at end of period	$351,695	$422,979

Reconciliation of total cash, cash equivalents and restricted cash:
Cash and cash equivalents	$337,651	$422,979
Restricted cash included in Prepaid expenses and other current assets	6,522	—
Restricted cash included in Other assets	7,522	—
Total cash, cash equivalents and restricted cash	$351,695	$422,979
Certain prior year figures have been conformed to the current year's presentation.

News Release I For Immediate Release

Reconciliation of U.S. GAAP Results to Adjusted Financial Measures

Organic Revenues
Organic revenues exclude the current year impact of revenues from acquisitions and dispositions completed within the past 12 months and the current year impact from changes in foreign currency. The table below provides a reconciliation of revenues to organic revenues:

(Unaudited)	Three Months Ended			Twelve Months Ended
	August 31,			August 31,
(In thousands)	2025	2024	Change	2025	2024	Change
Revenues	$596,901	$562,187	6.2%	$2,321,748	$2,203,056	5.4%
Acquisition revenues	(8,393)	—		(20,663)	—
Currency impact	(1,182)	—		(901)	—
Organic revenues	$587,326	$562,187	4.5%	$2,300,184	$2,203,056	4.4%

Non-GAAP Financial Measures
The table below provides a reconciliation of operating income, operating margin, net income and diluted EPS to adjusted operating income, adjusted operating margin, adjusted net income, EBITDA, adjusted EBITDA, and adjusted diluted EPS.
Adjusted operating income and margin, adjusted net income, and adjusted diluted earnings per share exclude acquisition-related intangible asset amortization and non-recurring items. EBITDA represents earnings before interest expense, provision for income taxes and depreciation and amortization expense, while adjusted EBITDA further excludes non-recurring non-cash expenses.

News Release I For Immediate Release

	Three Months Ended			Twelve Months Ended
	August 31,			August 31,	August 31,
(in thousands, except per share data)	2025	2024	% Change	2025	2024	% Change
Operating income	$177,321	$127,858	38.7%	$748,303	$701,299	6.7%
Intangible asset amortization	19,136	16,691		73,036	67,383
Business divestiture, acquisitions and related costs	2,993	461		17,761	884
Sales tax dispute(1)	—	54,048		2,398	54,048
Executive search costs	1,675	—		1,675	—
Restructuring/severance	576	(1,099)		259	5,596
Asset impairment	—	3,443		—	3,443
Adjusted operating income	$201,701	$201,402	0.1%	$843,432	$832,653	1.3%
Operating margin	29.7%	22.7%		32.2%	31.8%
Adjusted operating margin(2)	33.8%	35.8%		36.3%	37.8%
Net income	$153,616	$89,496	71.6%	$597,040	$537,126	11.2%
Intangible asset amortization	16,301	12,390		54,074	49,529
Gain on business divestiture	(19,795)	—		(17,205)	—
Business divestiture, acquisitions and related costs	2,550	342		13,150	650
Sales tax dispute(1)	—	40,121		1,775	39,727
Executive search costs	1,427	—		1,240	—
Restructuring/severance	491	(816)		192	4,113
Asset impairment	—	2,556		—	2,531
Income tax items	—	—		1,351	1,397
Adjusted net income(3)	$154,590	$144,089	7.3%	$651,617	$635,073	2.6%
Net income	153,616	89,496	71.6%	597,040	537,126	11.2%
Interest expense	12,886	15,547		56,324	65,778
Income taxes	35,335	27,634		123,918	114,377
Depreciation and amortization expense	42,718	34,032		157,691	125,187
EBITDA	$244,555	$166,709	46.7%	$934,973	$842,468	11.0%
Non-recurring non-cash expenses	—	3,785		—	5,070
Adjusted EBITDA	$244,555	$170,494	43.4%	$934,973	$847,538	10.3%
Diluted EPS	$4.03	$2.32	73.7%	$15.55	$13.91	11.8%
Intangible asset amortization	0.43	0.32		1.41	1.27
Gain on business divestiture	(0.52)	—		(0.45)	—
Business divestiture, acquisitions and related costs	0.07	0.01		0.34	0.02
Sales tax dispute(1)	—	1.04		0.05	1.03
Executive search costs	0.03	—		0.03	—
Restructuring/severance	0.01	(0.02)		0.01	0.11
Asset impairment	—	0.07		—	0.07
Income tax items	—	—		0.04	0.04
Adjusted diluted EPS(3)	$4.05	$3.74	8.3%	$16.98	$16.45	3.2%
Weighted average common shares (diluted)	38,158	38,517		38,385	38,618

(1)Sales tax dispute relates to a resolved matter with the Massachusetts Department of Revenue.
(2)Adjusted operating margin is calculated as Adjusted operating income divided by Revenues.
(3)For purposes of calculating Adjusted net income and Adjusted diluted EPS, all adjustments for the three months ended August 31, 2025 and August 31, 2024 were taxed at an adjusted tax rate of 14.8% and 25.8%, respectively.

News Release I For Immediate Release

Business Outlook Operating Margin, Net Income and Diluted EPS

(Unaudited)
Figures may not foot due to rounding	Annual Fiscal 2026 Guidance
(In millions, except per share data)	Low end of range	High end of range
Revenues	$2,423	$2,448
Operating income	$750	$720
Operating margin	31.0%	29.5%

Intangible asset amortization	$75	$75
CEO compensation	$25	$25
Discrete items	$10	$12
Adjusted operating income	$860	$832
Adjusted operating margin(a)	35.5%	34.0%

Net income	$577	$550
Intangible asset amortization	60	60
CEO compensation	20	20
Discrete items	8	10
Adjusted net income	$665	$640

Diluted earnings per common share	$15.25	$14.55
Intangible asset amortization	1.59	1.59
CEO compensation	0.53	0.53
Discrete items	0.23	0.23
Adjusted diluted earnings per common share	$17.60	$16.90
(a)Adjusted operating margin is calculated as Adjusted operating income divided by Revenues.

Free Cash Flow
Cash flows provided by operating activities have been reduced by purchases of property, equipment, leasehold improvements and capitalized internal-use software to report non-GAAP free cash flow.

(Unaudited)	Three Months Ended			Twelve Months Ended
	August 31,			August 31,
(In thousands)	2025	2024	Change	2025	2024	Change
Net Cash Provided for Operating Activities	$212,100	$163,161	30.0%	$726,260	$700,338	3.7%
Less: purchases of property, equipment, leasehold improvements and capitalized internal-use software	(33,966)	(25,959)		(108,806)	(85,681)
Free Cash Flow	$178,134	$137,202	29.8%	$617,454	$614,657	0.5%

News Release I For Immediate Release

Supplementary Schedules of Historical ASV by Client Type
The following table presents the percentages and growth rates of organic ASV by client type, excluding the impact of currency movements, and may be useful to facilitate historical comparisons. Organic ASV excludes acquisitions and dispositions completed within the last 12 months and the effects of foreign currency movements.

The numbers below do not include professional services or issuer fees.

	Q4'25	Q3'25	Q2'25	Q1'25	Q4'24	Q3'24	Q2'24	Q1'24
% of ASV from buy-side clients	82.0%	82.3%	82.3%	82.1%	82.0%	82.3%	82.0%	82.0%
% of ASV from sell-side clients	18.0%	17.7%	17.7%	17.9%	18.0%	17.7%	18.0%	18.0%

ASV Growth rate from buy-side clients	5.5%	4.0%	4.1%	4.3%	4.9%	5.3%	5.6%	7.2%
ASV Growth rate from sell-side clients	4.3%	4.0%	2.2%	3.5%	3.8%	3.7%	5.5%	7.6%

The following table presents the calculation of organic ASV.

(In millions)	As of August 31, 2025
As reported ASV	$2,405.6
Currency impact (a)	(0.6)
Acquisition ASV (b)	(34.1)
Organic ASV	$2,370.9
Organic ASV annual growth rate(c)	5.7%
(a)The impact from foreign currency movements.
(b)ASV from acquisitions completed within the last 12 months.
(c)For comparability purposes, in calculating the organic ASV annual growth rate, the prior year excludes ASV from dispositions completed in the last 12 months.